MINING LEASE

This Agreement made and entered into this 26t day of April, 2001, by and between MRS. VIRGINIA KNIGHT (hereafter referred to as “LESSOR”), and GOLDEN QUEEN CO., NC. a California corporation, jointly and severally, (hereafter “LESSEE”).

1.	Description of Property. LESSOR is the owner of certain real property in Kern County, California, and more particularly described in Exhibit “A” attached hereto.

2.	Grant of Lease.

	2.1.	LESSOR hereby leases exclusively to LESSEE, subject to the terms and conditions hereinafter expressed, the property set forth in Paragraph 1 (hereafter “LEASED PROPERTY”).

2.2.

This lease is granted for the primary purpose of the exploration, development, and mining of the LEASE PROPERTY for minerals as may be found therein (hereinafter referred to as the “Leased Minerals”). LESSEE is hereby granted the exclusive right to enter into possession of the LEASED PROPERTY, and during the term of this lease, to remain in possession thereof, and diligently explore, develop, mine, operate and use the property and any surface or underground rights, including but not limited to access, and water or water rights, for purposes of conducting exploration, development, and mining operation on the LEASED PROPERTY the Leased Minerals and to treat, mill, stockpile, store, leach, ship, sell or otherwise dispose of the same and receive the full proceeds thereof (subjects to the obligation of rent and royalty payment as specified below); and to construct, use and operate thereon and therein structures, excavations, stockpiles, facilities, roads, equipment and other improvements which LESSEE shall deem reasonably required for, or in connection with, the full enjoyment of the rights and interests granted to LESSEE by this lease. Notwithstanding the foregoing, LESSEE will confer with LESSOR prior to the placement or modifications to any roads it intends to construct or modify.

2.3.	Term of Lease. The term of this Mining Lease shall be for twenty (15) years from and after the date of this lease and for so long thereafter as LESSEE is in production on properties located within a one (1) mile radius of the LEASED PROPERTY. For purposes of this paragraph, production shall be defined as the processing of in excess of 10,000 tons of ore per year. LES SEE may terminate this Lease at any time by delivery to LESSOR of a quitclaim deed to the LEASED PROPERTY, provided that LESSEE is not then in default under the terms of this lease.

3.	Royalties and Consideration.

	3.1.	Advance Minimum Royalty. LESSEE shall pay to LESSOR Advance Minimum Royalties as follows:

Upon execution of this agreement	$10,000.00

On the last day of each calendar quarter beginning April 30, 2004, or when the Company secures production financing reasonably acceptable to the Company whichever is sooner.	$2,500.00

3.2.	Production Royalties. A production royalty to reflect a sliding scale royalty equal to Net Smelter Return (NSR) during a calendar quarter multiplied by Royalty Rate as defined hereafter:

3.2.1.

The Net Smelter Return (“NSR”) is defined as the net dollar amount received by Lessee from the sale of Land Minerals produced from the Ore mined from the Premises in the corresponding calendar quarter, after deducting: (I) all charges, penalties, and deductions of any nature made by the smelter, refinery, or other treatment plant or purchaser arising out of the receipt, processing or handling of production, including umpire charges: and (II) the following items attributable to production paid by or for the account of Lessee: (a) all brokers’ or agents’ commissions negotiated at arms length with an independent party on the sale and all other costs of sale, (b) all cost of transportation (including but not limited to packaging, freight, insurance, handling, forwarding, port, demurrage, delay, and other like charges and expenses) from mine, mill or refinery, as the case may be, to the delivery destination specified in the purchase contract, and (c) any tax, royalty or fee levied on the ownership, mining production, processing, severance, or sale of the subject minerals.

3.2.2.	NSR per Ton of Ore Production (“NSRPT”) is defined as the NSR divided by the tons of Ore produced during the corresponding calendar quarter and adjusted for inflation. The inflation factor shall be determined from the U.S. Government “Consumer Price Index for all urban consumers (all items)” or, if no longer issued, a corresponding government issued statistic. The factor is to be applied so as to reflect the April 1, 2001 value of the U.S. dollar:

For example, assuming that (a) in the third quarter 2002, the production is 500,000 tons of Ore and the NSR is $6,500,000, and (b) CPI in the third quarter of 2002 is 460 and on April 1, 2001 is 405, then the NSRPT is

$6,500,000 X 405 = $1l.445/ton of ore
500,000 tons 460

3.2.3.

The Royalty Rate utilized to calculate Production Royalties shall vary according to the Quality of the Ore (in terms of its recovered unit value in dollars per ton, such unit value is a function of metal content and price of metal). The Royalty Rate on production derived from Ores shall be determined as follows:

NSR per Ton of Ore Production	Royalty Rate
(“NSRPT”)%

Less than $12.00	3%

From $12.00 to $66.00	(NSRPT - 12) +3 12

Greater than $66.00	7.5%

For example, if NSRPT is determined to be $11,445, the Royalty Rate of ore production would be	(11.445 - 12) +3 = 3%
12

3.2.4.	Rock Production Royalty. The royalty on every ton of Rock material produced from the Premises and sold (with Payment received by Lessee) shall be $0.10. For purposes of the Mining Lease, Rock material shall be defined as Non-Ore Minerals mined to allow for mining of Ore or mined separately, and material remaining after processing Ore and removing recoverable metals. Also for purposes of this Mining Lease, Ore shall be defined as Minerals owned an processed for metal content, and Minerals shall mean any and all minerals and rocks occurring in, on, and under the Premises.

3.3.

Manner of Payment.     All minerals mined, removed and extracted from the LEASED PROPERTY shall be sold under the name of LESSEE and a royalty settlement sheet accounting from such transactions shall be furnished to LESSOR on or before the twenty-fifth (2 5th) day of the next succeeding calendar month for all sales made and received during the preceding calendar quarter. All production royalty payments, accompanied by a settlement sheet required by this lease shall be made to the LESSOR monthly at the addresses set forth in Paragraph 7 by mail or personal delivery. LESSEE shall receive cumulative credit against production royalties for all minimum royalties paid pursuant to this lease agreement regardless of the year in which said rental payments are paid and production royalties shall not be payable until the production royalty set forth in Paragraph 3.2 exceeds the cumulative sums paid by LESSEE pursuant to Paragraph 3.1. If the Leased Minerals are sold to, or processed by, a smelter or refinery owned, operated, affiliated with or controlled by LESSEE, in no event shall the royalties computed herein be less that would have been paid had the ore been sold to or processed by a major smelter or refinery not owned, operated affiliated with, or controlled by LESSEE.

4.	Conduct of Mining Operations.

4.1.	General. LESSEE shall conduct, and cause all mining activities to be conducted in a prudent, workmanlike and miner-like manner in accordance with established mining practices.

4.2.

Commingling of Ore.     LESSEE may commingle ore from the LEASED PROPERTY with ore from other properties, either before or after concentration or beneficiation, provided that the method and procedures LESSEE uses to commingle the ore and to determine the weight and grade of the ore removed from the LEASED PROPERTY and of the ore with which it is commingled shall be a method recognized by the mining industry and conducted in accordance with generally accepted accounting principles. LESSEE shall use that method to determine weight and grade and to allocate net returns from the commingled ore between the LEASED PROPERTY and the other properties from which the other commingled ore was removed and to assure that the share of production received by LESSOR is representative of the ore that was produced from the LEASED PROPERTY. All such weight, grade and allocation calculations by LESSEE shall be done in accordance with generally accepted accounting principles and in a manner recognized by the mining industry as practical and sufficient at that time. If it is impractical to determine which portions of any of the costs and expenses described in Paragraph 3.2.2 above are directly attributable to ore removed from the LEASED PROPERTY, such costs and expenses shall be allocated on a straight-line, per-ton basis among all ores that give rise to those expenses, in accordance with generally accepted accounting standards.

4.3.	Cross-Mining Rights. LESSEE is hereby granted the right, if it so desires, to mine or remove from the LEASED PROPERTY any ores, waste, water and other materials existing therein or thereon or in any part thereof, through or by means of shafts, openings or pits which may be sunk or made upon other property owned, controlled, or operated by or for LESSEE (hereinafter “Other Property”). LESSEE also may stockpile any ores, waste, or other materials and/or concentrated products of ores or materials (collectively “Products”) from LEASED PROPERTY, or any part thereof, upon stockpile grounds situated upon such Other Property. In the event LESSEE stockpiles Products from the LEASED PROPERTY on Other Properties, LESSEE shall execute or cause to be executed such instruments as LESSOR may reasonably request in writing to evidence LESSOR’S royalty interest in the Products so stockpiled. Any such instrument executed by LESSEE, however, expressly shall acknowledge LESSEE’S right to sell the stockpiled Products. LESSEE also, if it so desires, may use the LEASED PROPERTY and any part thereof and any shafts, openings, pits and stockpile grounds sunk or made for the mining, removal and/or stockpiling of any Products from the LEASED PROPERTY and/or from the Other Property, or for any purpose or purposes connected therewith, provided, however, that such use of the LEASED PROPERTY does not prevent or interfere with the mining or removal of ore from the LEASED PROPERTY.

5.	Records and Books of Account.

5.1.

Books of Account.    LESSEE shall keep complete, true and proper books and records of account showing all minerals mined and removed from the LEASED PROPERTY and recording all sales, transfers, conveyances or other dispositions of ores, minerals or other materials taken from the LEASED PROPERTY in accordance with generally accepted accounting principles. Said books and records shall be open to examination by LESSOR or its duly authorized representative during regular business hours and shall include any and all documents necessary to establish a gross selling price of the ores, minerals or other materials taken from the LEASED PROPERTY. LESSOR is hereby granted the right at LESSOR’S expense to examine and make a copy or copies of said books or records or any portion thereof.

5.2.

Inspection.     LESSOR or its duly authorized agents shall have following advanced notice the right at reasonable times under reasonable circumstances to enter upon the LEASED PROPERTY for the purpose of inspection operations and work being performed by LESSEE pursuant to this lease. Such entry shall be at LESSOR’S risk and LESSEE shall not be liable for injury to LESSOR unless such injury is caused by the willful or grossly negligent conduct of LESSEE.

6.	Protecting from Liens and Taxes.

6.1.

LESSEE shall keep the subject LEASED PROPERTY and every part thereof free and clear of any and all liens and encumbrances for work performed upon the subject LEASED PROPERTY, or for materials furnished to it while this agreement remains in force and effect.

6.2.

LESSEE shall pay not later than ten (10) days before due, one hundred percent (100%) of all taxes and assessments that may be levied or assessed against the Leased Property, including all taxes that may be levied or assessed as a direct or indirect result of LESSEE’S mining activities, and further including, but not limited to, taxes on the real property, the mineral estate, real property improvements and personal property and possessory interest taxes. LESSOR shall forward to LESSEE, upon receipt all notices of taxes and assessments due.

7.	Notice. Any notices required or permitted to be given to LESSOR or LESSEE hereunder shall be considered as delivered when received by the parties to whom they shall be directed. Notice shall be given by personal delivery or by registered mail, postage prepaid and return receipt requested, addressed to the persons and addresses given below or to such other person or address as the parties may designate by written notice from time to time.

Page7of 15

LESSEE:	Golden Queen Mining Co., Inc.
P.O. Box 1030
Mojave, CA 93502-1030

LESSOR:	Mrs. Virginia Knight
540 5. Arden Blvd.
Los Angeles, CA 90020

Changes in the above names and addresses shall be effected by sending notice as set forth herein and said change shall be effective fifteen (15) days from receipt thereof.

8.

Waste and Refuse.     LESSEE agrees to dispose of waste and refuse from all mining activities conducted pursuant to this lease in accordance with good mining practice and in accordance with the provisions of applicable ordinances, laws and regulations.

9.	Insurance. LESSEE shall at its sole cost and expense cause to be issued and maintained during the term of this lease or any extension thereof the following insurance coverage:

9.1.	Workers’ Compensation Insurance. LESSEE shall maintain workers’ compensation insurance coverage in accordance with the provision of California law.

9.2.

Automobile and Comprehensive General Liability Insurance.     LESSEE shall cause to be maintained during the term of this agreement automobile liability and comprehensive general liability coverage with broad form endorsements in a amount of not less than One Million Dollars ($1,000,000.00) in insurance companies qualified to do insurance business in the State of California.

9.3.

Certificates of Insurance.     LESSEE shall promptly furnish to LESSOR certificates of insurance for all types of insurance applicable under this lease, which certificates shall provide that the insurance described therein may not be canceled, restrictively modified or terminated except upon not less than thirty (30) days prior written notice delivered to LESSOR.

10.	Compliance with Laws. LESSEE shall conduct and cause to be conducted all mining activities in full compliance with the applicable laws of the State of California and the United States of America.

11.	Title.

11.1.

LESSOR warrants the LESSOR is the owner of an undivided full interest to the LEASED PROPERTY and that there are no defects in its title to said percentage which would affect LESSOR’S right to possession and use pursuant to the terms of this lease. LESSOR warrants and represents that title to the LEASED PROPERTY is vested in LESSOR as to an undivided full interest as indicated in Exhibit “A”.

11.2.

In the event that any defect in LESSOR’S title is determined to exist, LESSOR shall, at its sole cost and expense, take such steps as may be required, including, but not limited to, the commencement of litigation, the location of additional claims and the amendment or relocation of existing claims held by LESSOR. In the event LESSOR fails or refuses to take or complete appropriate steps to correct any defect in LESSOR’S title, LESSEE may elect to correct such defect and deduct the cost of such correction, including attorneys fees, from the payment obligations contained in this lease. LESSEE also may make such deductions for costs or corrections to title to the LEASED PROPERTY incurred by LESSEE prior to the date of this Lease.

11.3.	In the event it is determined that LESSOR owns a different percentage of the LEASED PROPERTY than indicated in this paragraph, then LESSOR’S rights under this Agreement and the percentage indicated shall be adjusted upward or downward so as to reflect the actual interest owned. It is the intention of the parties that the full ownership of LESSOR be included in this Mining Lease.

12.	Default and Termination.

12.1.	Default. The occurrence of any of the following events shall constitute an event of default on the part of LESSEE:

12.1.1.	Breach of Covenants. Failure (i) to perform any of LESSEE’S covenants hereunder, and (ii) to commence to remedy such failure within sixty (60) days after written demand is made therefore.

12.1.2.	Assignments. The making of a general assignment by LESSEE for the benefit of creditors.

12.1.3.

Bankruptcy.    The filing of any form of voluntary petition in bankruptcy by LESSEE, or the filing of an involuntary petition by LESSEE’S creditors, if such petition remains undischarged for a period of thirty (30) days.

12.1.4.

Receivership.    The appointment of a receiver to take possession of substantially all of LESSEE’S assets or of the interest held by LESSEE under this lease, if such receivership remains undissolved for a period of thirty (30) days.

12.1.5.

Attachment.    The attachment or other judicial seizure of substantially all of LESSEE’S assets or of the interest held under this lease, if such attachment or other seizure remains undismissed or undischarged for a period of thirty (30) days after the levy thereof.

12.2.	Remedies.

12.2.1.

Termination.    In the event of the occurrence of any event of default mentioned in Paragraph 12.1 hereof, LESSOR, shall have the right, so long as default continues, to immediately terminate this lease by giving LESSEE written notice of such termination.

12.2.2.

Eviction.    In the event of any such termination of this lease, LESSOR may then or at any time thereafter, re-enter the LEASED PROPERTY, or any part thereof, and expel or remove therefrom LESSEE and any other person occupying the same, using such force as may be necessary so to do, and again repossess and enjoy the LEASED PROPERTY, without prejudice to any other remedies that LESSOR may have under this lease, or at law or equity, by reason of LESSEE’S default or of such termination.

12.2.3.	Damages. In the event of any such termination of this lease, LESSOR shall have all of the rights and remedies of a landlord provided by Section 1951.2 of the Civil Code of the State of California.

12.2.4.

Remedies Under CC 1951.4.    In the event LESSEE breaches this lease and abandons the LEASED PROPERTY, LESSOR shall have all of the remedies of a landlord provided by Section 1951.4 of the Civil Code of the State of California.

12.2.5.	Default by Landlord. In the event of default by LESSOR, LESSEE shall have all of the remedies of a tenant provided by the laws of the State of California.

12.3.	Termination by LESSEE

This agreement may be terminated by LESSEE at any time by the giving of three (3) months written notice.

12.4.	Information.

Upon termination of this Agreement LESSEE shall provide LESSOR with copies of all Information as defined below. As used in this Agreement, “Information” shall mean all geological, geophysical and geochemical data, all laboratory testing results maps and reports, whether acquired, generated or compiled by or for LESSEE. LESSEE warrants that all Information supplied to LESSOR pursuant to the terms of this provision shall be true and accurate copies of the Information acquired, generated or compiled by or for LESSEE; provided, however, that LESSEE does not warrant that the data contained therein is an accurate interpretation of the geology described therein.

12.4.1.

Upon execution of this Agreement, LESSOR shall provide LESSEE access to all geological, geophysical and geochemical data concerning the LEASED PROPERTY which has been acquired, generated, or compiled by LESSOR.

12.4.2.	Any and all data, information, reports and samples provided by LESSEE to LESSOR under terms of this agreement shall be treated and held confidential for the term of this Agreement.

13.

Force Majeure.    The failure to perform or comply with any of the covenants or conditions hereof on the part of LESSEE (including, but not limited to, production requirements set forth in Paragraph 3 above) will not be grounds for cancellation, penalty, termination or forfeiture hereof during such time as failure to perform is caused or compliance is prevented by severe weather, explosion, unusual mining casualty, mill shutdowns, damage to or destruction of mill or mill plant facility, fire, flood, civil or military authority, insurrection, strikes, riots, inability after diligent effort to obtain competent workmen or material or necessary permits, fuel shortages, inadequate or shortages of transportation facilities not due to the negligence or lack of diligence by LESSEE, governmental actions or policies which substantially restrict the legality or profitability of extracting and selling any of the valuable minerals produced under the Mining Lease, acts of God, or any circumstances or conditions beyond the control of LESSEE, and in such an event, LESSEE shall be excused from, and not held liable for, such failure to perform or comply. No event of force majeure shall affect LESSEE’S obligation to make the payments required under Paragraph 3.1 above.

14.	Inurement. This lease shall inure to the benefit of and be binding upon their respective heirs, trustees, conservators, successors and assigns of the parties.

15.	Recordation. This agreement is not to. be recorded. LESSEE may, however, prepare and submit to LESSOR for signature, a memorandum of this agreement for recordation.

16.	Assignment.

16.1.

Assignment by LESSOR.    LESSOR agrees that it shall give notice to LESSEE of its intention to sell or otherwise assign the Lease or LEASED PROPERTY. Upon receipt of a bona fide offer to purchase the Lease or LEASED PROPERTY, the LESSOR shall forthwith give notice, to be accompanied by a true copy of such offer to purchase attached thereto, to LESSEE and LESSEE shall have sixty (60) days in which to present to LESSOR a written counter offer, such counter offer to be for greater consideration than the offer, expressed in cash or marketable securities. Upon receipt of such counter offer, LESSOR will have thirty (30) days to sell to LESSEE or to give notice to LESSEE of receipt of a further counter offer for greater consideration than LESSEE’S counter offer. In the event of a further counter offer being presented, LESSEE will have seven (7) days from receipt of notice to raise its offer and the offers and counter offers shall thereafter be limited to response time of seven (7) days from receipt.

16.2.	Assignment of LESSEE.

16.2.1.

Prohibition.    LESSEE may assign this Lease without the prior written consent of LESSOR provided LESSEE guarantees the obligations of the assignee; otherwise, this Lease shall not be assigned by LESSEE without the prior written consent of LESSOR which consent shall not be unreasonably withheld.

17.

Removal of Equipment.    At the termination of the lease, LESSEE may remove any and all equipment it placed on the property during the term of this lease, or any extension thereof, provided, said removal is completed within one (1) year of the termination date.

18.

Arbitration.    Any dispute arising out of this Lease herein must be raised and settled in binding arbitration proceeding in accordance with the rules of the American Arbitration Association. The process for selecting arbitrators shall be as follows: Each party shall select an arbitrator and the two (2) selected arbitrators shall select the third arbitrator. Such selections must be made within fifteen (15) days after the party commencing the arbitration process gives notice to the other party of its intention to arbitrate a dispute or difference. Any arbitration award may include the reasonable attorney fees and costs of the prevailing party.

19.	Counterparts. This agreement may be signed in counterparts and shall be deemed effective when both parties have executed this agreement or any counterpart thereof.

20.

Complete Agreement.    This writing and all terms and convenience contained herein are deemed to be the complete and unequivocal written agreement of the parties and no other agreements, either written or oral, are contemplated with respect to said property.

21.	California Law. This lease shall be governed by and construed and interpreted under the internal laws of the State of California.

22.

Severability.    If any term, covenant, condition or provision of this agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

23.

Title Headings.    The headings of the respective paragraphs of this Agreement are inserted for convenience only and shall not be deemed to be a part of this Agreement and considered in construing this Agreement.

EXECUTED this 5th day of July, 2001

at Los Angeles, California 90020-4738

LESSOR:
MRS. VIRGINIA KNIGHT

By: Mrs. Virginia Knight

Its: Owner

LESSEE:
GOLDEN QUEEN MINING CO., INC.
a California Corporation

By: C Thrynge

Its: Director

Page 15 of 15

EXHIBIT A

     Unpatented Lode Mining Claims
and Placer Claims and Mill Sites
Portion of Section 6, T10N, R12W, SBB&M
Portion of 32, T11N, R12W, SBB&M
Portion of 7, T10N, R12W, SBB&M
Mojave Mining District
Kern County, California

CLAIM	CLAIM TYPE	BLM SERIAL No.
B&H	LODE	041701
BOBTAIL	LODE	218374
CAROLYN	LODE	041691
CHARITY	LODE	041697
ELEPHANT	LODE	041696
ELEPHANT EXTENSION	LODE	041695
EXCELSIOR	LODE	041693
FAITH 1	LODE	218369
FAITH 2	LODE	218370
FAITH 3	LODE	218371
FAITH 4	LODE	218372
FAITH 5	LODE	218373
HERMAN	LODE	041694
HOPE	LODE	041699
MARILYN	LODE	041692
MOUNTAIN VIEW	LODE	041698
CAROLYN	MILL SITE	041689
MARILYN	MILL SITE	041690
DOLLY X	PLACER	189836